Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Radius Global Infrastructure, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value per share	Rule 457(h)	11,500,000	$14.58	$167,670,000	0.00011020	$18,477.24
Total Offering Amounts					$167,670,000		$18,477.24
Total Fee Offsets							—
Net Fee Due							$18,477.24

(1)

This registration statement covers the issuance of 11,500,000 shares of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), of Radius Global Infrastructure, Inc. issuable under the Radius Global Infrastructure, Inc. 2022 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Class A Common Stock that become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration and that results in an increase in the number of outstanding shares of Class A Common Stock.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act, solely for purposes of calculating the registration fee.